UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2002
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On January 8, 2002, Community Bancorp. announced the earnings and other financial information for the period ended December 31, 2001. The Press Release is as follows:

 PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

        Derby, VT                                                          For immediate release

        For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended 12/31/01, of $2,797,825, or $0.79 per share, as compared to $2,422,421 or $0.68 per share for the same period a year ago for an increase of 15%.

     As of 12/31/01, the company reported assets of $288,677,924 with total loans of $193,155,847 and deposits of $238,069,533. This represents an increase in assets of 14.2% over the previous year. The Company's Board of Directors has declared a cash dividend of sixteen cents per share payable 02/01/02 to shareholders of record as of 01/15/02.

     In commenting on the company's growth and earnings performance, President Richard White said that the highlight of the year was a tremendous amount of mortgage activity brought about by the low interest rates prevailing throughout the year. This activity involved not only refinancings but acquisitions and construction loans as well. All in all, Community National Bank had over $52MM in mortgage loans and refinancings in 2001, a tribute to the hard working mortgage and loan documentation staff at the bank. White also said that the bank's new Montpelier office ended the year with deposits of $2.5MM and loans of $5.9MM, both well ahead of original projections. "We are very pleased with the progress we are making in central Vermont and the very strong reception we have enjoyed," said White.

     Community National Bank is an independent community bank that has been serving the Northeast Kingdom since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: January 8, 2002
Stephen P. Marsh,
Vice President & Treasurer